November 21, 2014

Michelle A. Friel
c/o YRC Worldwide Inc.
10990 Roe Avenue
Overland Park, KS 66211

Re:    Separation Agreement

Dear Michelle:

This letter agreement (this “Agreement”) will confirm our understanding with regard to your termination of employment with YRC Worldwide Inc. (together with its subsidiaries and affiliates, the “Company”). Reference is made to the Employment Agreement between you and the Company, dated January 9, 2012 and amended October 30, 2012 (the “Employment Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.
1.Separation. Your last day of work with the Company and your employment termination date will be (a) January 2, 2015 (the “Anticipated Termination Date”) or (b) a date prior to the Anticipated Termination Date that is specified by you in a written notice to the Company that is delivered at least ten (10) days prior to the specified termination date (as applicable, the “Separation Date”). You have agreed to use your four (4) weeks of Company provided paid vacation immediately prior to the Separation Date such that you will have no remaining vacation days accrued as of the Separation Date. Effective as of the Separation Date, you hereby agree to resign, and shall automatically resign without any further action, as Executive Vice President and General Counsel of the Company (and as an officer and/or director of the Company and any subsidiary of the Company, as well as a fiduciary of any benefit plan of the Company). You shall execute such additional documents as requested by the Company to evidence the foregoing. Notwithstanding the foregoing, from the date hereof until the Separation Date, the Company may allocate some or all of your job responsibilities to other employees and may appoint other persons to your position which shall not constitute Good Reason under, or otherwise breach, the Employment Agreement. Until the Separation Date, you shall provide such services as are requested by the Company, including transition services. From the date hereof until the Separation Date, the Company will continue to pay your regular base salary, and you shall continue to be eligible for all benefits and perquisites that you currently enjoy, provided that you shall not be eligible for, and shall not receive any, equity grants or other incentive or bonus opportunities including any additional Anti-Dilution Equity Adjustment Awards. You specifically acknowledge and agree that certain of the obligations created and payments made to you by the Company under this Agreement are promises and payments to which you are not otherwise entitled under any law or contract.
2.Severance. Subject to the provisions of Sections 3, 4, 5, 6, and 9 hereof, you shall be entitled to the following severance payments:
(a)Termination Upon the Separation Date. In the event you are continuously employed by the Company through the Separation Date, your termination of employment shall be considered a termination without Cause and you shall receive the following benefits:
(i)Employment Agreement Benefits. (A) All Accrued Obligations, if any, to which you are entitled and (B) continued monthly payment of your Base Salary in accordance with the Company’s payroll policies in effect on the Separation Date for the eighteen (18) month period commencing on the 60th day following the Separation Date. In addition, effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the US Internal Revenue Code of 1986, as amended (“IRC”), you shall be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“COBRA Coverage”).  The Company’s COBRA vendor shall provide you with the appropriate COBRA Coverage notice and election form for this purpose.  The existence and duration of your rights and/or COBRA rights of any of your eligible dependents shall be determined in accordance with Section 4980B of the IRC. For purposes of your Accrued Obligations, as initially stated under Section 1, the parties hereto agree that as of the date hereof, you have four (4) weeks of accrued Company provided paid vacation, all of which you will use before the Separation Date.
(ii)Equity Awards. The parties hereto acknowledge and agree that the rights and obligations with respect to your equity interests in the Company are set forth in the Employment Agreement. You had previously been granted 138,555 shares of Company restricted stock, of which 85,799 shares are deemed to be vested as of the Separation Date and the remaining 52,756 shares are unvested. You acknowledge and agree that as of the date hereof through the Separation Date, such 52,756 shares of Company restricted stock shall remain unvested. However, contingent on your continued employment with the Company through the Separation Date and your execution and non-revocation of the Supplemental Release (as defined below), such 52,756 unvested shares of Company restricted stock shall accelerate and fully vest as of the date the Supplemental Release becomes irrevocable. You hereby acknowledge that other than the 85,799 shares of restricted stock of which have already vested, and the 52,756 shares of restricted stock which may become vested on the Separation Date, you are not entitled to any other equity, debt, or other interest (or any option or right to acquire any equity, debt, or other interest) of any kind or nature pursuant to any agreement or otherwise in the Company or any of its respective subsidiaries or affiliates.

(b)Termination Prior to the Separation Date due to Death or Disability. In the event your employment terminates prior to the Separation Date due to your death or Disability, you shall receive the benefits in Section 2(a).
(c)Termination Prior to the Separation Date by the Company for Cause. In the event your employment is terminated by the Company for Cause prior to the Separation Date, you shall receive only the Accrued Obligations.
(d)Continuing Indemnification. As a former officer of the Company, you shall remain entitled to all indemnification rights and benefits provided from time to time to other officers and former officers of the Company.
3.Restrictive Covenants. You acknowledge and agree that Section 9 of the Employment Agreement is hereby incorporated herein by reference and made a part hereof as if fully set forth herein and that such provisions shall survive your termination of employment and service with the Company and its subsidiaries.
4.Return of Company Property. By the Separation Date, or such later date as may be specified by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, telephones, credit cards, entry cards, identification badges and keys), and, any materials of any kind that contain or embody any proprietary or confidential information or trade secrets of the Company (and all reproductions thereof in whole or in part). You also agree to erase any such proprietary or confidential information of the Company contained in any electronic document or e-mail system in your possession, custody or control.
5.Cooperation. You agree, that during your employment with the Company and for the twenty four (24) month period following the Separation Date, to reasonably cooperate with and make yourself reasonably available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Company or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Company. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against the Company. You understand that nothing in this Agreement prevents you from cooperating with any government investigation. You will be reimbursed for any pre-approved reasonable out-of-pocket expenses incurred in connection with your services and you will not be entitled to receive any other payment of any amount other than those described under Section 2 hereof.
6.Release of Claims.
(a)In consideration for, and as a condition to receiving the benefits described in Section 2 hereof to which you are not otherwise entitled, and in consideration for your continued employment with the Company through the Separation Date, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, (other than accrued and unpaid compensation); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or any other federal, state or local civil or human rights law, or any other local, state, or federal law, regulation or ordinance. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under any unfair competition law of any jurisdiction with respect to your employment with the Company or the termination thereof. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver, release and promises specified in this Section 6(a) do not apply to any rights or claims that may arise after the date you sign this Agreement.
(b)Excluded from this release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce this Agreement and recover for any breach of it, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency. You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.
7.Representations. You acknowledge and represent that you have not suffered discrimination, harassment, retaliation, or wrongful treatment by any Released Party. You also acknowledge and represent that you did not and do not have any rights under nor have you been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.
8.Time to Consider; Effectiveness. By signing this Agreement, you hereby acknowledge that: (a) your waiver and release specified in Section 6 does not apply to any rights or claims that may arise after the date you sign this Agreement or with respect to your rights hereunder; (b) you have the right to consult with an attorney prior to signing this Agreement; and (c) you have twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier) and seven (7) days to revoke this Agreement after you sign it. In the event that you do not sign this Agreement, you will not be entitled to the payments and benefits described in Section 2 hereof. In the event you do not execute this Agreement within thirty (30) days of the date hereof, this Agreement shall be null and void and of no further effect and the terms of your termination of employment shall be governed by the Employment Agreement.
9.Supplemental Release. As a condition to receiving the amounts and benefits in Section 2 hereof, you shall sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit A, within twenty-one (21) days after the Separation Date and not revoke the same within the time period provided therein. If you do not sign the Supplemental Release (or if you revoke it), you shall not be entitled to receive any of the amounts or benefits under Section 2 hereof, but this Agreement (including the release contained herein) shall otherwise remain in full force and effect.
10.Tax Matters.
(a)Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with IRC Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.
11.Miscellaneous. Except as otherwise specifically set forth herein, this Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations with respect to the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, provided, however, that you may not assign your rights or obligations hereunder. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.
12.Resolution of Disputes. Any dispute concerning the validity, interpretation, enforcement, or breach of this Agreement, or otherwise arising between the parties, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in the State of Delaware, and the arbitrator will apply Delaware law, including federal law as applied in Delaware courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of Delaware. The arbitration shall be conducted on a strictly confidential basis, and you shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of your legal counsel, who also shall be bound by all confidentiality terms of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware, and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information (and documents containing confidential information) under seal to the extent possible and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome.

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If this Agreement is acceptable to you, please sign below and return the original to the Company’s Human Resources department at 10990 Roe Avenue Overland Park, KS 66211.

I wish you good luck in your future endeavors.

Sincerely,

YRC Worldwide INC.

Agreed and voluntarily executed:

Michelle A. Friel

EXHIBIT A
[General Release]GENERAL RELEASE
I, Michelle A. Friel, in consideration of and subject to the performance by YRC Worldwide Inc. (together with its subsidiaries, the “Company”), of its obligations under the Separation Agreement, dated November __, 2014 (the “Separation Agreement”) and the Employment Agreement, dated as of January 9, 2012, amended October 30, 2012 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof Company and its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.

1.
I understand that any payments or benefits paid or granted to me under the Separation Agreement and Section 8(b) of the Employment Agreement (the “Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.
Except as provided in paragraph 4 below and except for the provisions of the Separation Agreement and the Employment Agreement which expressly survive the termination of my employment with the Company I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross‑claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Separation Agreement and Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Obligations or claims for indemnity or contribution.

6.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Separation Agreement and/or Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.
I agree that I will forfeit all amounts payable by the Company pursuant to the Separation Agreement and/or Employment Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Separation Agreement and/or Employment Agreement on or after the termination of my employment.

9.
I agree that this General Release, the Separation Agreement and Employment Agreement are confidential and agree not to disclose any information regarding the terms of this General Release, the Separation Agreement or the Employment Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.
Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self‑regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 9, 12, 13, and 14 of the Employment Agreement shall survive my execution of this General Release.

12.
I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Separation Agreement and/or the Employment Agreement after the date hereof.

14.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21‑DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:/s/ Michelle A. Friel